Filed Pursuant to Rule 424(b)(5)
Registration No. 333-203186

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell, nor do this preliminary prospectus supplement and the accompanying prospectus seek an offer to buy, these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated April 5, 2018

PRELIMINARY PROSPECTUS SUPPLEMENT

To Prospectus dated April 14, 2015

3,000,000 Shares

ORBCOMM Inc.

Common Stock

This prospectus supplement relates to the offer and sale of 3,000,000 shares of our common stock, par value $0.001 per share, by us. Our common stock is listed on The Nasdaq Global Market under the symbol “ORBC”. The last reported sale price of our common stock on The Nasdaq Global Market on April 4, 2018 was $9.11 per share.

Investing in our common stock involves certain risks. See “Risk Factors” beginning on page S-7 of this prospectus supplement and the risk factors contained in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. You should carefully consider the risk factors described in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus before you decide to purchase our common stock.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expense, to us	$	$

We have granted the underwriters a 30-day option to purchase up to an additional 450,000 shares from us on the same terms and conditions as set forth above.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of common stock to purchasers against payment on                 , 2018.

RAYMOND JAMES	CANACCORD GENUITY

The date of this prospectus supplement is                 , 2018.

PRELIMINARY PROSPECTUS SUPPLEMENT

In making your investment decision, you should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus filed by us with the Securities and Exchange Commission (“SEC”). Neither we nor the underwriters have authorized anyone to provide you with information that is different. If anyone provides you with different or inconsistent information you should not rely on it. Neither we nor the underwriters are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus supplement, the accompanying prospectus or any free writing prospectus is accurate as of any date other than the date of the document or that the information we have filed and will file with the SEC that is incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate as of any date other than the filing date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since those dates.

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is a supplement to the accompanying prospectus, dated April 14, 2015, that is also a part of this document. This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the SEC using the SEC’s shelf registration rules. In this prospectus supplement, we provide you with specific information about the terms of this offering of our common stock. Both this prospectus supplement and the accompanying prospectus include or incorporate by reference important information about us, our common stock and other information you should know before investing in our common stock. This prospectus supplement also adds to, updates and changes some of the information contained in the accompanying prospectus. To the extent that any statement that we make in this prospectus supplement is inconsistent with the statements made or incorporated by reference prior to the date hereof in this prospectus supplement and the accompanying prospectus, the statements made or incorporated by reference prior to the date hereof in this prospectus supplement and the accompanying prospectus are deemed modified or superseded by the statements made in this prospectus supplement.

Before you invest in our common stock, you should read the registration statement of which this document forms a part and this document, including the documents incorporated by reference in this prospectus supplement and the accompanying prospectus that are described under the caption “Where You Can Find More Information” in this prospectus supplement and the accompanying prospectus.

This prospectus supplement, including the accompanying prospectus and the incorporated documents, includes trademarks, service marks and trade names owned by us or other companies. All such trademarks, service marks and trade names are the property of their respective owners.

References in this prospectus supplement to “ORBCOMM Inc.”, “ORBCOMM”, the “Company”, “we”, “us” and “our” are to ORBCOMM Inc., its subsidiaries and its predecessors, unless the context indicates otherwise. The term “you” refers to a prospective investor.

i

CAUTIONARY STATEMENT

This prospectus supplement, the accompanying prospectus, the documents that are incorporated by reference in this prospectus supplement and the accompanying prospectus and any free writing prospectuses filed by us with the SEC may contain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to our plans, estimates, objectives and expectations for future events, as well as projections, business trends and other statements that are not historical facts. Such forward-looking statements are subject to known and unknown risks and uncertainties, some of which are beyond our control, which may cause our actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include but are not limited to:

•	demand for and market acceptance of our products and services and our ability to successfully implement our business plan;

•

our dependence on our subsidiary companies (Market Channel Affiliates (“MCAs”)) and third party product and service developers and providers, distributors and resellers (Market Channel Partners (“MCPs”)) to develop, market and sell our products and services, especially in markets outside the United States;

•	substantial losses we have incurred and may continue to incur;

•

the inability to effect suitable investments, alliances and acquisitions, and even if we are able to make acquisitions, the failure to integrate and effectively operate the acquired businesses and the exposure to additional risks, such as unexpected costs, contingent or other liabilities, or weaknesses in internal controls, and issues related to non-compliance with domestic and foreign laws, particularly in acquisitions of foreign businesses;

•

our dependence on significant customers for a substantial portion of our revenues, including key customers such as JB Hunt Transport Services, Inc., Walmart, Caterpillar Inc., Komatsu Ltd., Hub Group, Onixsat and Satlink S.L.;

•

our ability to expand our business outside the United States, including risks related to the economic, political and other conditions in foreign countries in which we do business, including fluctuations in foreign currency exchange rates;

•

our dependence on a few significant vendors, service providers or suppliers, as well as the loss or disruption or slowdown in the supply of products and services from these key vendors, service providers or suppliers, such as our SkyWave business’s dependence on its commercial relationship with Inmarsat plc and the services provided by Inmarsat plc, including the continued availability of Inmarsat plc’s satellites, the supply of our products produced by Sanmina Corporation, or the supply of application specific integrated circuits (“ASICs”) from S3 Group;

•

competition from existing and potential telecommunications competitors, including terrestrial and satellite-based network providers, some of whom provide wireless network services to our customers in connection with our products and services;

•	our reliance on intellectual property rights and the risk that we, our MCAs, our MCPs and our customers may infringe on the intellectual property rights of others;

ii

•

our inability to operate due to changes or restrictions in the political, legal, regulatory, government, administrative and economic conditions and developments in the United States and other countries and territories in which we provide our services;

•	legal proceedings;

•

the failure of our system or reductions in levels of service due to technological malfunctions or deficiencies or other events, such as in-orbit satellite failures, reduced performance of our existing satellites, or man-made or natural disasters and other extreme events;

•	rapid and significant technological changes, pricing pressures and other competitive factors;

•	cybersecurity risks;

•

the level of our indebtedness and the terms of our $250 million 8.0% senior secured note indenture and our revolving credit agreement, under which we may borrow up to $25 million, that could restrict our business activities or our ability to execute our strategic objectives or adversely affect our financial performance; and

•	the other risks described in our filings with the SEC.

We undertake no obligation to publicly revise any forward-looking statements or cautionary factors except as required by law. For more detail on these and other risks, please see “Risk Factors” in this prospectus supplement, the accompanying prospectus and our Annual Report on Form 10-K for the year ended December 31, 2017.

iii

SUMMARY

The following information supplements, and should be read together with, the information contained or incorporated by reference in other parts of this prospectus supplement and the accompanying prospectus. This summary highlights selected information about us and this offering. This summary may not contain all of the information that may be important to you. You should read carefully all of the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus, including the information set forth under the caption “Risk Factors” in this prospectus supplement and the accompanying prospectus, as well as our consolidated financial statements and the related notes thereto incorporated by reference in this prospectus supplement and the accompanying prospectus, before making a decision to invest in our common stock.

Our Company

We are a global provider of industrial Internet of Things (“IoT”) solutions, including network connectivity, devices, device management and web reporting applications. These solutions enable optimal business efficiencies, increased asset utilization and reduced asset write-offs, helping customers realize benefits on a worldwide basis. Our industrial IoT products and services are designed to track, monitor, control and enhance security for a variety of assets, such as trailers, trucks, rail cars, sea containers, power generators, fluid tanks, marine vessels, diesel or electric powered generators, oil and gas wells, pipeline monitoring equipment, irrigation control systems, and utility meters, in industries for transportation & supply chain, heavy equipment, fixed asset monitoring, maritime and government. Additionally, we provide satellite Automatic Identification Service (“AIS”) data services to assist in vessel navigation and to improve maritime safety for government and commercial customers worldwide. Through two acquisitions in 2017, we added to our transportation product portfolio vehicle fleet management, as well as in-cab and fleet vehicle solutions. We provide our services using multiple network platforms, including our own constellation of low-Earth orbit (“LEO”) satellites and our accompanying ground infrastructure, as well as terrestrial-based cellular communication services obtained through reseller agreements with major cellular (Tier One) wireless providers. We also offer customer solutions utilizing additional satellite network service options that we obtain through service agreements we have entered into with third party mobile satellite providers. Our satellite-based customer solution offerings use small, low power, mobile satellite subscriber communicators for remote asset connectivity, and our terrestrial-based solutions utilize cellular data modems with subscriber identity modules (“SIMs”). We also resell service using the two-way Inmarsat plc satellite network to provide higher bandwidth, low-latency satellite products and services, leveraging our IsatDataPro technology. Our customer solutions provide access to data gathered over these systems through connections to other public or private networks, including the Internet. We are dedicated to providing what we believe are the most versatile, leading-edge industrial IoT solutions in our markets that enable our customers to run their business operations more efficiently and achieve significant return on investment.

We derive service revenues mostly from monthly fees for industrial IoT connectivity services that consist of subscriber-based, recurring monthly usage fees for each subscriber communicator or SIM activated for use on our satellite network, other satellite networks, and cellular wireless networks that we resell to our customers (i.e., our MCPs, MCAs and direct customers). We also generate AIS service revenues from subscription based services supplying AIS data to customers and resellers. In addition, we earn service revenues from extended warranty service agreements extending beyond the initial warranty period of one year, installation services, royalty fees from third parties for the use of our proprietary communications protocol charged on a one-time basis for each subscriber communicator connected to our industrial IoT data communications system and fees from providing engineering, technical and management support services to customers. We derive product revenues primarily from sales of complete industrial IoT telematics devices, modems and cellular wireless SIMs (for our terrestrial-communication services) to our resellers (i.e., our MCPs and MCAs) and direct customers.

Customers benefiting from our network, products and solutions include original equipment manufacturers (“OEMs”), such as Caterpillar Inc., Doosan Infracore America, Hitachi Construction Machinery Co. Ltd., John Deere, Komatsu Ltd., and Volvo Construction Equipment; vertical market technology integrators known as value-added resellers (“VARs”) and international value-added resellers (“IVARs”), such as I.D. Systems, Inc. and American Innovations, and Value-added Solutions Providers, such as Onixsat, Satlink and Sascar (collectively referred to as Market Channel Partners (“MCPs”)); and end-to-end solutions customers such as Carrier Transicold, Thermo King, C&S Wholesale, Canadian National Railways, CR England, Hub Group, Inc., JB Hunt Transport Services, Inc. (“JB Hunt”), KLLM Transport Services, Marten Transport, Prime Inc., Swift Transportation, Target, Tropicana, Tyson Foods, Walmart and Werner Enterprises.

We preliminarily estimate that our total revenues for the first quarter ended March 31, 2018 will be between $66 million and $69 million. This estimate is preliminary, reflects our current good faith estimate, and is subject to the completion of our financial closing procedures as the Company prepares the condensed consolidated financial statements for the quarter. Our actual results may differ materially from this estimate. Accordingly, investors should not place undue reliance on this preliminary estimate.

Our principal executive offices are located at 395 W. Passaic Street, Rochelle Park, New Jersey 07662, and our telephone number is (703) 433-6300. Our website is www.orbcomm.com and information contained on our website is not included as a part of, or incorporated by reference into, this prospectus supplement or the accompanying prospectus.

Recently Completed Acquisitions

Acquisition of Blue Tree Systems

On October 2, 2017, we purchased all of the issued share capital of Blue Tree Systems Limited (“Blue Tree”) for an aggregate consideration of (i) $34.3 million, subject to an additional working capital adjustment; (ii) 191,022 shares of our common stock, valued at $10.47 per share; and (iii) up to $5.8 million, subject to certain operational milestones, payable in stock or a combination of cash and stock at our election (the “Blue Tree Acquisition”). The Blue Tree Acquisition solidifies our transportation portfolio by adding in-cab and refrigerated truck solutions to our current cargo solution.

Acquisition of inthinc, Inc.

On June 9, 2017, we completed the acquisition of substantially all of the assets of inthinc, Inc. (“Inthinc”) for an aggregate consideration of (i) $34.2 million, subject to a working capital adjustment; (ii) 76,796 shares of our common stock, valued at $9.95 per share; and (iii) up to $25.0 million, subject to certain operational milestones, payable in stock or a combination of cash and stock at our election (the “Inthinc Acquisition”). The Inthinc Acquisition allows us to offer fleet management and driver safety solutions to enterprises and industrial companies worldwide, who operate large commercial vehicle fleets.

Our Business Strengths and Competitive Advantage

Over the past several years, we have grown from a satellite network owner and operator into a leading global provider of industrial IoT solutions. Using our satellite network as a key differentiator, in 2017 we continued our transition to an end-to-end industrial IoT solution provider with the Inthinc Acquisition providing a solid entry point for us into the vehicle fleet management market, while the Blue Tree Acquisition solidified our transportation portfolio by adding in-cab and refrigerated truck solutions to our industry-leading cargo solutions. Through the incremental capabilities, markets and distribution channels acquired through inthinc and Blue Tree, we now provide what we believe is the most complete, integrated transportation solution offering – from in-cab fleet vehicles to refrigerated assets to dry vans – all visible in a single platform.

With our expanding portfolio of industrial IoT solutions, we are changing the way enterprises track, monitor, protect and control assets around the world in multiple industries. We provide individual application components, such as modems and chip sets, as well as full end-to-end solutions, such as freight transportation monitoring, cold chain compliance, refrigerated asset monitoring, vehicle fleet management, in-cab driver safety and cargo security systems. Our combination of global network services along with our state-of-the-art devices, device management and robust web-based Software-as-a-Service (“SaaS”) applications provides what we believe is the global industrial IoT markets most comprehensive service offering and positions us as a leader and innovator in the global industrial IoT marketplace. In addition, our solution delivery team provides end-to-end customer service – from installation to deployment to ongoing customer care — to support our diverse customer base. We believe that our approach to industrial IoT solutions is unique in our industry and will enable us to achieve significant growth.

Within the rapidly evolving industrial IoT market, customers have widely divergent requirements for hardware, connectivity, middleware, and software that depend, in part, on specific industry, geography, and price requirements. Leveraging our expertise in the global industrial IoT sector and through our diverse portfolio of devices, network services and SaaS applications, we provide solutions that enable customers to minimize development time, reduce costs and increase operational efficiency, whether by saving on fuel, improving asset turn times, lowering maintenance costs or optimizing asset utilization. We believe that our flexibility in responding to unique customer requirements, as well as our ability to provide all of these products and services ourselves, through our incremental resources, increased capabilities and improved scalability, enhances our competitive positioning and the size of our addressable market.

Our key competitive advantages include a broad range of industrial IoT network connectivity solutions, including cellular network connectivity through our partnerships with Tier One cellular carriers, and global, two-way satellite data communication connectivity through our own network of LEO satellites and accompanying ground infrastructure, as well as through strategic partnerships with Inmarsat and Globalstar.

Through our satellite network, we provide worldwide coverage, including in the open ocean, allowing end-users to access our communications system in areas outside the coverage of terrestrial networks. Our unique, proven technology offers full two-way data communication with minimal line-of-sight limitations and reliable performance. By leveraging our expanded ORBCOMM Generation 2 (“OG2”) satellite network, we have reduced the time interval in delivering messages and data, or network latency, in most regions of the world. The OG2 capabilities allows for increased data rate and message sizes, as well as enhance our AIS capabilities. Using our satellite-based AIS system, which is equipped on each of our OG2 satellites, our customers have access to AIS data well beyond coastal regions in a cost-effective and timely fashion. We provide what we believe is the most comprehensive global AIS data service through a combination of satellite and terrestrial data, enabling government and commercial customers to track more than 200,000 AIS-equipped vessels worldwide per day, facilitating maritime surveillance and intelligence. We intend to continue working with system integrators and maritime information service providers to develop AIS-based value added services and to facilitate the sales and distribution of AIS data.

Our strategic relationships with key distributors and OEMs have enabled us to streamline our sales and distribution channels and, in some cases, shift much of the risk and cost of developing and marketing end-user applications to the OEMs and MCPs. We have established strategic relationships with major OEMs, such as Carrier Transicold, Caterpillar Inc., Hitachi Construction Machinery Co., Ltd., Komatsu Ltd., Volvo Construction Equipment, Oshkosh Corporation / JLG Industries, Inc. and Doosan Infracore America, as well as key VARs and IVARs, such as ID Systems, Precise Innovations and American Innovations in North America along with Onixsat, Satlink S.L. and Sascar in key international markets.

Our Strategy

Our long-term growth strategy capitalizes on expanding our capabilities and distribution through a build, buy or partner approach based on time to market and return on investment. Our growth is a result of our ability to leverage our vast in-house engineering capabilities to design new products as well as reduce costs and improve the functionality of our products through product redesign initiatives. In addition, we continue to identify strategic acquisitions that expand existing business lines, increase our resources and scalability and build collaborative partnerships with fellow industry leaders.

The Offering

The following summary contains basic information about this offering. The summary is not intended to be complete. You should read the full text and more specific details contained elsewhere in this prospectus supplement.

Issuer	ORBCOMM Inc.

Common stock offered	3,000,000 shares

Option to purchase additional shares of common stock	We have granted the underwriters an option exercisable for a period of 30 days from the date of this prospectus supplement to purchase up to an additional 450,000 shares of common stock at the public offering price, less the underwriting discount.

Common stock outstanding after this offering(1)	77,751,626 shares (or 78,201,626 shares if the option to purchase additional shares is exercised in full)

Nasdaq symbol	“ORBC”

Use of proceeds	We estimate that the net proceeds from this offering will be approximately $ million after payment of underwriting discounts, commissions and our estimated offering expenses.

We intend to use the net proceeds from this offering for general corporate purposes, which may include, among other things, future acquisitions as part of our strategy to pursue growth opportunities, debt repayment, stock repurchases, working capital and/or capital expenditures. Net proceeds may be temporarily invested before use. See “Use of Proceeds.”

Material United States federal income and estate tax consequences to non-U.S. holders	For a discussion of the material United States federal income and estate tax consequences to non-U.S. holders of the acquisition, holding and disposition of shares of our common stock, see “Material United States Federal Income and Estate Tax Consequences to Non-U.S. Holders”.

Risk factors	See “Risk Factors” and the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of certain factors you should carefully consider before deciding to invest in shares of our common stock.

(1)	The number of shares outstanding after this offering is based on 74,751,626 shares of common stock outstanding as of March 2, 2018. The number of shares of common stock to be outstanding after this offering excludes the following as of December 31, 2017: (i) 1,263,214 shares of common stock issuable upon vesting of outstanding restricted share units, (ii) 1,424,582 shares of common stock issuable upon the exercise of outstanding stock appreciation rights with a weighted average exercise price of $5.45 per share, (iii) an aggregate of 4,821,954 shares of our common stock available for issuance under our 2016 Employee Stock Purchase Plan, (iv) an aggregate of 62,552 shares of common stock deliverable upon conversion of the outstanding Series A convertible preferred stock, (v) 4,484,945 shares of our common stock available for future issuance under our 2016 Long-Term Incentive Plan, and (vi) up to 3,155,873 shares of our common stock potentially issuable for the maximum possible earn-out payments in connection with our past acquisitions if we elect to satisfy the earn-outs in shares of common stock, based on our stock price as of April 4, 2018.

RISK FACTORS

Investing in our common stock offered pursuant to this prospectus supplement involves risk. Before you invest in our common stock you should carefully consider the following risk factors, as well as the other information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, and carefully read the risks described in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, including those set forth under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2017, before investing in our common stock. Any of these risks could cause our actual results to vary materially from recent results or from anticipated future results or could materially and adversely affect our business, financial condition and results of operations. This effect could be compounded if multiple risks were to occur. The occurrence of any of these risks might cause you to lose all or part of your investment. Please also refer to the section above entitled “Cautionary Statement” regarding forward-looking statements included or incorporated herein by reference.

Risks Related to the Offering

Fluctuations in the price of our common stock, including as a result of actual or anticipated sales of shares by stockholders may make our common stock more difficult to resell.

The market price and trading volume of our common stock have been and may continue to be subject to significant fluctuations due not only to general stock market conditions but also to a change in sentiment in the market regarding the industries in which we operate, our operations, business prospects or liquidity or this offering. During the period from January 1, 2017 to April 4, 2018, our common stock has fluctuated from a high of $11.99 per share to a low of $7.77 per share. In addition to the risk factors discussed in our periodic reports, in the accompanying prospectus and elsewhere in this prospectus supplement, the price and volume volatility of our common stock may be affected by actual or anticipated sales of common stock by existing stockholders, including of shares purchased in this offering, whether in the market or in subsequent public offerings. Stock markets in general have experienced extreme volatility recently that has at times been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock, regardless of our operating results.

We have broad discretion as to the use of the net proceeds we receive from this offering and may not use them effectively.

We retain broad discretion to use the net proceeds from this offering of our common stock for general corporate purposes, which may include, among other things, future acquisitions as part of our strategy to pursue growth opportunities, debt repayment, stock repurchases, working capital and/or capital expenditures. Net proceeds may be temporarily invested before use. Accordingly, you will have to rely upon the judgment of our management with respect to the use of those net proceeds. Our management may spend a portion or all of the net proceeds we receive from this offering in ways that our stockholders may not desire or that may not yield a favorable return. The failure by our management to apply these funds effectively could harm our business. See “Use of Proceeds.”

There may be future sales or other dilution of our equity, including activity from acquisitions or earn outs related to acquisitions, which may adversely affect the market price of our common stock.

Except as described under “Underwriting,” we are not restricted from issuing additional common stock, including securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. We are offering 3,000,000 shares of common stock, and potentially an additional 450,000 shares of common stock if the underwriters’ option to purchase additional shares is exercised in full. The issuance of additional shares of our common stock in this offering or other issuances of our common stock or convertible or other equity linked securities, including options and warrants, or otherwise, in connection with capital raising transactions, as payment of the consideration for acquisitions or for employee compensation or other purposes will dilute the ownership interest of our common stockholders. As of March 2, 2018, we had 74,751,626 outstanding shares of common stock. As of December 31, 2017: (i) 1,263,214 shares of common stock issuable upon vesting of outstanding restricted share units, (ii) 1,424,582 shares of common stock issuable upon the exercise of outstanding stock appreciation rights with a weighted average exercise price of $5.45 per share, (iii) an aggregate of 4,821,954 shares of our common stock available for issuance under our 2016 Employee Stock Purchase Plan, (iv) an aggregate of 62,552 shares of common stock deliverable upon conversion of the outstanding Series A convertible preferred stock, (v) 4,484,945 shares of our common stock available for future issuance under our 2016 Long-Term Incentive Plan, and (vi) up to 3,155,873 shares of our common stock potentially issuable for the maximum possible earn-out payments in connection with our past acquisitions if we elect to satisfy the earn-outs in shares of common stock, based on our stock price as of April 4, 2018.

Sales of a substantial number of shares of our common stock or other equity-related securities in the public market could depress the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities. We cannot predict the effect that future sales of our common stock or other equity-related securities would have on the market price of our common stock.

You will experience immediate dilution in the book value per share of the common stock you purchase.

Because the price per share of our common stock being offered is substantially higher than the net tangible book value per share of our common stock, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering. After giving effect to the sale by us of 3,000,000 shares of common stock in this offering, and assuming a public offering price of $9.11 per share (the last reported sale price of our common stock in The Nasdaq Global Market on April 4, 2018) in this offering and a net tangible book value of $(0.262) per share of our common stock as of December 31, 2017, if you purchase shares of common stock in this offering, you will suffer immediate dilution of $9.034 per share in the net tangible book value of the common stock. If the underwriters exercise their option to purchase additional shares, you will experience additional dilution. See “Dilution” on page S-15 for a more detailed discussion of the dilution you will incur in connection with this offering.

Risks Related to Our Business; Risks Related to Our Technology; Risks Related to Our Debt; and Risks Related to an Investment in Our Common Stock

You should read and consider the risk factors related to our business, our technology, our debt and an investment in our common stock described in Part I, Item 1A, “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2017.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of our common stock in this offering will be approximately $         million, or approximately $         million if the underwriters exercise in full their option to purchase additional shares of common stock, in each case, after deducting underwriting discounts and commissions and our estimated expenses related to the offering. We intend to use the net proceeds from this offering for general corporate purposes, which may include, among other things, future acquisitions as part of our strategy to pursue growth opportunities, debt repayment, stock repurchases, working capital and/or capital expenditures. Net proceeds may be temporarily invested before use.

SELECTED HISTORICAL FINANCIAL INFORMATION

Historical Financial Information

The selected consolidated financial information of ORBCOMM set forth below for the years ended December 31, 2017, 2016 and 2015 and as of December 31, 2017 and 2016 has been derived from our audited consolidated financial statements, which were audited by Grant Thornton LLP, an independent registered public accounting firm, and are incorporated by reference in this prospectus supplement and the accompanying prospectus. The selected consolidated financial information of ORBCOMM set forth below for the years ended December 31, 2014 and 2013 and as of December 31, 2015, 2014 and 2013 has been derived from our audited consolidated financial statements, which are not incorporated by reference in this prospectus supplement or the accompanying prospectus. Historical results are not necessarily indicative of the results to be expected in the future. You should read the information below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2017 and our consolidated financial statements and related notes that are incorporated by reference in this prospectus supplement.

	Years ended December 31,
Consolidated Statement of Operations Data:	2017(1)(2)	2016(1)(2)	2015(1)(2)	2014(1)(3)	2013(1)(3)
	(In thousands, except per share data)
Service revenues	$134,938	$112,881	$99,973	$59,695	$55,957
Product sales	119,282	73,863	78,320	36,547	18,255
Total revenues	254,220	186,744	178,293	96,242	74,212
Costs and expenses:
Costs of services	50,548	37,913	34,109	20,339	19,806
Costs of product sales	99,640	55,037	56,413	28,345	13,736
Selling, general and administrative	55,753	46,915	44,395	30,989	24,551
Product development	8,941	6,252	6,469	2,895	2,759
Impairment charges	31,224	10,680	12,748	605	—
Depreciation and amortization	45,681	42,803	26,571	10,856	6,001
Acquisition-related and integration costs	3,315	1,630	4,803	3,819	1,658
Total costs and expenses	295,102	201,230	185,508	97,848	68,511
(Loss) income from operations	(40,882)	(14,486)	(7,215)	(1,606)	5,701
Other (expense) income	(20,722)	(8,223)	(4,559)	(2,511)	353
(Loss) income from continuing operations before income taxes	(61,604)	(22,709)	(11,774)	(4,117)	6,054
Income taxes	(409)	517	1,225	408	1,295
Net (loss) income	(61,195)	(23,226)	(12,999)	(4,525)	4,759
Less: Net income (loss) attributable to the noncontrolling interests	89	285	252	159	160
Net (loss) income attributable to ORBCOMM Inc.	$(61,284)	$(23,511)	$(13,251)	$(4,684)	$4,599
Net (loss) income attributable to ORBCOMM Inc. common stockholders	$(61,296)	$(23,525)	$(13,287)	$(4,721)	$4,540

	Years ended December 31,
Consolidated Statement of Operations Data:	2017(1)(2)	2016(1)(2)	2015(1)(2)	2014(1)(3)	2013(1)(3)
	(In thousands, except per share data)
Per share information-basic:
Net (loss) income attributable to ORBCOMM Inc.	$(0.84)	$(0.33)	$(0.19)	$(0.08)	$0.10
Per share information-diluted:
Net (loss) income attributable to ORBCOMM Inc.	$(0.84)	$(0.33)	$(0.19)	$(0.08)	$0.09
Weighted average common shares outstanding:
Basic	72,882	70,907	70,419	56,684	47,420
Diluted	72,882	70,907	70,419	56,684	48,770

	As of December 31,
Consolidated Balance Sheet Data:	2017(1)(2)	2016(1)(2)	2015(1)(2)	2014(1)(2)	2013(1)
	(In thousands)
Cash and cash equivalents	$34,830	$25,023	$27,077	$91,565	$68,354
Working capital	74,282	37,882	38,646	219,945	74,540
Satellite network and other equipment, net	174,178	215,841	229,970	180,621	133,028
Goodwill	166,678	114,033	112,425	39,870	20,335
Intangible assets, net	99,339	82,545	93,172	26,334	11,636
Total assets	595,194	506,154	523,019	506,548	261,474
Note payable, net of unamortized deferred issuance costs	245,131	147,458	146,548	150,000	45,000
Note payable — related party	1,366	1,195	1,241	1,389	1,571
Total equity	246,396	281,868	299,756	308,509	192,948

(1)	Amounts include the impact of several acquisitions of businesses. For more information regarding our acquisitions, refer to “Note 3 — Acquisitions” in our audited consolidated financial statements included in Part II, Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2017.

(2)	On September 30, 2014, we entered into a credit agreement with Macquarie CAF LLC which provided secured credit facilities in an aggregate amount of $160 million, providing for an initial term loan facility, a Term B2 term loan facility, a Term B3 term loan facility, and a revolving loan facility (our “Secured Credit Facilities”) in order to refinance our $45 million 9.5% per annum senior notes. On October 10, 2014, we borrowed $70 million under the initial term loan facility, a portion of which was used to repay in full our $45 million 9.5% per annum Senior Notes, and $10 million under the revolving credit facility. On December 30, 2014, we borrowed $70 million under the Term B3 facility, which was used to partially fund the acquisition of SkyWave Mobile Communications Inc. On January 16, 2015, we borrowed $10 million under the Term B2 facility, which was used to partially fund the InSync Acquisition.

On April 10, 2017, we issued $250 million aggregate principal amount of the Senior Secured Notes due 2024, the proceeds of which were used to repay in full our outstanding obligations under, and to terminate our $150 million outstanding Secured Credit Facilities. For more information regarding the Senior Credit Facilities and Senior Secured Notes, refer to “Note 11 — Notes Payable” in our audited consolidated financial statements included in Part II, Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2017.

(3)	We made certain reclassifications to prior period information to conform to the current period presentation, including the reclassification of depreciation and amortization from cost of services, cost of product sales, product development and selling, general and administrative expenses into its own caption. These reclassifications had no effect on previously reported net income.

COMMON STOCK PRICE RANGE AND DIVIDENDS

Price of Our Common Stock

Our common stock is listed on The Nasdaq Global Market under the symbol “ORBC”. The following table sets forth, for the periods indicated, the intraday high and low sales prices per share of our common stock as reported on The Nasdaq Global Market.

	Price range of common stock
	High	Low
Year ending December 31, 2018
Second Quarter through April 4, 2018	$9.45	$8.71
First Quarter ended March 31, 2018	$11.95	$9.21
Year ended December 31, 2017
Fourth Quarter ended December 31, 2017	$11.80	$9.37
Third Quarter ended September 30, 2017	$11.99	$9.50
Second Quarter ended June 30, 2017	$11.60	$9.08
First Quarter ended March 31, 2017	$9.58	$7.77
Year ended December 31, 2016
Fourth Quarter ended December 31, 2016	$10.36	$7.15
Third Quarter ended September 30, 2016	$10.98	$9.45
Second Quarter ended June 30, 2016	$10.49	$8.43
First Quarter ended March 31, 2016	$10.20	$6.80

The last reported sale price of our common stock on The Nasdaq Global Market on April 4, 2018 was $9.11 per share. As of March 2, 2018, there were 74,751,626 shares of our common stock outstanding.

Dividend Payments and Policy

Common stock: We have never declared or paid cash dividends on shares of our common stock. Our board of directors currently intends to retain all available funds and future earnings to support operations and to finance the growth and development of our business and does not intend to pay cash dividends on our common stock for the foreseeable future. Our board of directors may, from time to time, examine our dividend policy and may, in its absolute discretion, change such policy.

Series A convertible preferred stock: Pursuant to the terms of our Series A convertible preferred stock, the holders of our Series A convertible preferred stock are entitled to receive a cumulative 4% annual dividend payable quarterly in additional shares of Series A convertible preferred stock. For the year ended December 31, 2017, we paid dividends in the amount of 1,078 shares of our Series A convertible preferred stock.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2017 on (i) an actual basis, and (ii) an as adjusted basis to give effect to the sale of the shares of common stock offered hereby (assuming net proceeds of approximately $         million and assuming no exercise of the underwriters’ option to purchase additional shares).

You should read this table in conjunction with “Use of Proceeds,” “Selected Historical Financial Information” and our consolidated financial statements and related notes incorporated herein by reference.

	December 31, 2017
	Actual	As Adjusted
	(in thousands, except share amounts)
Cash and cash equivalents	$34,830	$

Long-term debt:
Note payable — related party	1,366		1,366
Note payable, net of unamortized deferred issuance costs	245,131		245,131

Total long-term debt	$246,497		$246,497

Total debt	$246,497		$246,497

Equity:
ORBCOMM Inc. stockholders’ equity:
Preferred Stock Series A, par value $0.001; 1,000,000 shares authorized; 37,544 shares issued and outstanding	$376		$376
Common stock, par value $0.001 per share; 250,000,000 shares authorized; 74,436,579 shares issued, actual; shares issued, as adjusted	74
Additional paid-in-capital	411,298
Accumulated other comprehensive income	256		256
Accumulated deficit	(166,245)		(166,245)
Less treasury stock, at cost, 29,990 shares	(96)		(96)

Total ORBCOMM Inc. stockholders’ equity	245,663
Noncontrolling interests	733		733

Total equity	246,396

Total capitalization (including short-term debt)	$492,893	$

DILUTION

If you invest in our common stock, your interest will be diluted immediately to the extent of the difference between the public offering price per share of our common stock and the as adjusted net tangible book value per share of our common stock after this offering. As of December 31, 2017, our net tangible book value was approximately $(19.6) million, or approximately $(0.262) per share of our common stock. Net tangible book value per share is equal to our total net tangible assets, or total net assets less intangible assets, divided by the number of shares of our outstanding common stock. After giving effect to the sale by us of 3,000,000 shares of our common stock in this offering at an assumed public offering price of $9.11 per share (the last reported sale price of our common stock on The Nasdaq Global Market on April 4, 2018), and after deducting the estimated offering expenses of this offering paid by us, our as adjusted net tangible book value as of December 31, 2017 attributable to common stockholders would have been approximately $5.893 million, or approximately $0.076 per share of our common stock. This represents an immediate increase in the as adjusted net tangible book value to our existing stockholders, and an immediate dilution of $9.034 per share to new investors purchasing shares in this offering. Dilution in the as adjusted net tangible book value per share represents the difference between the offering price per share and the net tangible book value per share of our common stock immediately after this offering. The following table illustrates this per share dilution:

Assumed public offering price per share		$9.11
Net tangible book value per common share before the offering	$(0.262)
Change in net tangible book value per share attributable to this offering	$0.338

As adjusted net tangible book value per share after the offering		$0.076

Dilution per common share to new investors		$9.034

If the underwriters exercise their option to purchase additional shares in full, the as adjusted net tangible book value per share as of December 31, 2017 after giving effect to this offering would increase to $0.125 per share and the dilution per share to new investors would be $8.985 per share.

The discussion and table above exclude the following:

•	1,263,214 shares of common stock issuable upon vesting of outstanding restricted stock units as of December 31, 2017;

•	1,424,582 shares of common stock issuable upon the exercise of outstanding stock appreciation rights with a weighted average exercise price of $5.45 per share as of December 31, 2017;

•	An aggregate of 4,821,954 shares of our common stock available for issuance as of December 31, 2017 under our 2016 Employee Stock Purchase Plan;

•	An aggregate of 62,552 shares of common stock deliverable upon conversion of the outstanding Series A convertible preferred stock;

•	4,484,945 shares of common stock available for future issuance as of December 31, 2017 under our 2016 Long-Term Incentive Plan; and

•

Up to 3,155,873 shares of our common stock potentially issuable for the maximum possible earn-out payments in connection with our past acquisitions if we elect to satisfy the earn-outs in shares of common stock, based on our stock price as of April 4, 2018.

If all outstanding options and stock appreciation rights are exercised, in each case, all outstanding restricted stock units vest and all outstanding shares of the Series A convertible preferred stock are converted immediately after this offering, the as adjusted net tangible book value per share as of December 31, 2017 after giving effect to this offering would decrease to $0.073 per share and the dilution per share to new investors would be $9.037 per share.

MATERIAL UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following is a summary of the material United States federal income and estate tax consequences to a non-U.S. holder (as defined below) of the purchase, ownership and disposition of our common stock as of the date hereof. Except where noted, this summary deals only with common stock sold pursuant to this offering that is held as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”), by a non-U.S. holder.

A “non-U.S. holder” means a beneficial owner of our common stock (other than a partnership or other entity or arrangement treated as a partnership for United States federal income tax purposes) that is not for United States federal income tax purposes any of the following:

•	an individual citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This summary is based upon provisions of the Code and regulations, rulings and judicial decisions existing as of the date hereof. Those authorities may change or be subject to differing interpretations, and any such change or differing interpretation may be applied retroactively in a manner that could affect the accuracy of the statements and conclusions set forth in this summary. This summary does not address all aspects of United States federal income and estate taxes and does not deal with foreign, state, local or other tax considerations that may be relevant to non-U.S. holders in light of their particular circumstances. This discussion also does not address the alternative minimum tax, the impact of the Medicare contribution tax on net investment income or any United States federal gift taxes. In addition, it does not address all of the United States federal income tax consequences relevant to a non-U.S. holder subject to special treatment under the United States federal income tax laws (including, without limitation, “qualified foreign pension funds” or entities wholly owned by a qualified foreign pension fund, banks, insurance companies, and other financial institutions, brokers, dealer or traders in securities, traders in securities that elect to use a mark to market method of accounting, tax-exempt entities or governmental organizations, persons subject to special tax accounting rules under Section 451(b) of the Code, United States expatriates and certain former citizens or long-term residents of the United States, “controlled foreign corporations,” “passive foreign investment companies,” and partnerships and other pass-through entities for United States federal income tax purposes). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

If a partnership (or other entity or arrangement treated as a partnership for United States federal income tax purposes) holds our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. If you are a partner of a partnership holding our common stock, you should consult your tax advisors.

If you are considering the purchase of our common stock, you should consult your own tax advisors concerning the particular United States federal income and estate tax consequences to you of the ownership of the common stock, as well as the consequences to you arising under the laws of any other taxing jurisdiction or any applicable income tax treaty.

Distributions

We currently do not intend to make distributions of cash or property with respect to our common stock. However, if we were to make distributions of cash or property with respect to our common stock, such distributions may be subject to the United States federal income tax treatment described below.

Distributions made to non-U.S. holders out of our current or accumulated earnings and profits, as determined for United States federal income tax purposes, generally will constitute dividends for United States federal income tax purposes. Amounts not treated as dividends for United States federal income tax purposes will constitute a return of capital and first be applied against and reduce a non-U.S. holder’s adjusted tax basis in our common stock, but not below zero. Any excess generally will be treated as capital gain and generally will be treated as described below under “—Gain on Disposition of Common Stock.”

Dividends paid to a non-U.S. holder of our common stock generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, such dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment), are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to United States federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code. A non-U.S. holder that is a corporation may also be subject to a “branch profits tax” at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items.

A non-U.S. holder of our common stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to complete Internal Revenue Service (“IRS”) Form W-8BEN or Form W-8BEN-E (or other applicable documentation) and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

A non-U.S. holder of our common stock eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Gain on Disposition of Common Stock

Subject to the discussion below of backup withholding and FATCA (as defined below), any gain realized on the disposition of our common stock generally will not be subject to United States federal income tax unless:

•

the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is a nonresident alien who is present in the United States for 183 days or more in the taxable year of that disposition and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” for United States federal income tax purposes and certain other conditions are met.

A non-U.S. holder described in the first bullet point immediately above will be subject to tax on its net gain derived from the disposition in the same manner as if it were a United States person as defined under the Code. In addition, if a non-U.S. holder that is a corporation falls under the first bullet point immediately above, it may be subject to the branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits, subject to adjustments.

An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax (or such lower rate specified by an applicable income tax treaty) on the gain derived from the disposition, which may be offset by United States source capital losses (even though the individual is not considered a resident of the United States), provided the non-U.S. holder has timely filed United States federal income tax returns with respect to such losses.

With respect to the third bullet point immediately above, we believe we are not and we do not anticipate becoming a “United States real property holding corporation” for United States federal income tax purposes.

Federal Estate Tax

Shares of our common stock held by an individual non-U.S. holder at the time of death generally will be included in such non-U.S. holder’s gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and, therefore, may be subject to United States federal estate tax.

Information Reporting and Backup Withholding

Information reporting generally will apply to the amount of dividends paid to each non-U.S. holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax or exchange of information treaty.

A non-U.S. holder will be subject to backup withholding (at the applicable statutory rate) for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a disposition of our common stock within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (generally by providing Form W-8BEN or Form W-8BEN-E or a successor form) (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s United States federal income tax liability provided the required information is timely furnished to the IRS.

FATCA

Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”), a 30% United States federal withholding tax may apply to any dividends paid on our common stock and, for a disposition of our common stock occurring after December 31, 2018, the gross proceeds from such disposition, in each case paid to (i) a “foreign financial institution” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN or Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN or Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial United States beneficial owners of such entity (if any). If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “—Distributions,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. You should consult your own tax advisor regarding these requirements and whether they may be relevant to your ownership and disposition of our common stock.

EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY RECENTLY ENACTED CHANGE IN APPLICABLE LAW, AS WELL AS TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL, NON-U.S. OR U.S. FEDERAL NON-INCOME/ESTATE TAX LAWS.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement to be entered into with the underwriters named below, for whom Raymond James & Associates, Inc. is acting as representative, the underwriters have severally agreed to purchase, and we have agreed to sell to them, the number of shares of our common stock set forth opposite their names below:

Underwriter	Number of shares
Raymond James & Associates, Inc.
Canaccord Genuity LLC

Total	3,000,000

The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligation of the underwriters to purchase and accept delivery of the common stock offered by this prospectus supplement are subject to approval by its counsel of legal matters and to certain other conditions set forth in the underwriting agreement. The underwriters are obligated to purchase and accept delivery of all of the shares of common stock offered by this prospectus supplement, if any are purchased, other than those covered by the option to purchase additional shares described below.

Option to Purchase Additional Shares

We have granted the underwriters an option, exercisable within 30 days after the date of this prospectus supplement, to purchase from time to time up to an aggregate of 450,000 additional shares of common stock, at the same price per share as they are paying for the shares shown in the table above. If the underwriters exercise their option to purchase any of the additional 450,000 shares, each underwriter, subject to certain conditions, will become obligated to purchase a number of additional shares proportionate to that underwriter’s initial purchase commitment as indicated in the table above. If purchased, these additional shares will be sold by the underwriters on the same terms as those on which the shares offered by this prospectus supplement are being sold.

Commissions and Discounts

The underwriters propose to offer the common stock directly to the public at the public offering price indicated on the cover page of this prospectus supplement and to various dealers at that price less a concession not to exceed $             per share. After this offering, the public offering price, concession and reallowance to dealers may be reduced by the underwriters. No reduction will change the amount of proceeds to be received by us as indicated on the cover page of this prospectus supplement. The shares of common stock are offered by the underwriters as stated in this prospectus supplement, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part.

The following table summarizes the underwriting compensation to be paid to the underwriters by us. These amounts assume both no exercise and full exercise of the underwriters’ option to purchase additional shares. We estimate that the total expenses payable by us in connection with this offering will be approximately $            .

	Without exercise	With full exercise
Per Share	$	$
Total	$	$

Indemnification

We have agreed to indemnify the underwriters against various liabilities, including certain liabilities under the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act of 1934, as amended (the “Exchange Act”), or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Lock-up Agreements

We have agreed that for a period of 75 days commencing after the date of this prospectus (the “Lock-Up Period”), we will not directly or indirectly, without the prior written consent of Raymond James & Associates, Inc., (1) offer for sale, sell, pledge or otherwise dispose of (or enter into any transaction or device that is designed to, or could be reasonably expected to, result in the disposition by any person at any time in the future) any shares of common stock or securities convertible into or exchangeable for common stock, or sell or grant options, rights or warrants with respect to any shares of common stock or securities convertible into or exchangeable for common stock, (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of such shares of common stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or other securities, in cash or otherwise, (3) file or cause to be filed a registration statement, including any amendments, with respect to the registration for the offer and sale by us of any shares of common stock or securities convertible, exercisable or exchangeable into common stock or any of our other securities, other than a registration statement under the Securities Act in replacement of the existing registration statement on Form S-3 (Registration No. 333-203186) on or prior to its expiration on April 14, 2018, or (4) publicly disclose the intention to do any of the foregoing. The restrictions contained in the preceding sentence shall not apply to (A) the shares of common stock to be sold hereunder, (B) the issuance of shares of common stock, restricted stock units, stock appreciation rights, options to purchase common stock or performance units pursuant to employee benefit plans, qualified stock option or stock purchase plans or other employee compensation plans in effect on the date of the underwriting agreement or pursuant to currently outstanding restricted stock units, stock appreciation rights, options, warrants or rights, (C) the conversion or exchange of options, warrants or other securities convertible into or exchangeable for our common stock outstanding as of the date of the underwriting agreement, (D) the issuance of shares of Series A convertible preferred stock as dividends on outstanding shares of Series A convertible preferred stock or (E) the issuance of shares of common stock in satisfaction of the our earn-out obligations in connection with the acquisitions of inthinc, Inc. and Blue Tree Systems Limited.

Certain of our directors and executive officers have entered into lock-up agreements with Raymond James & Associates, Inc. pursuant to which each of them, will not, without the prior written consent of Raymond James & Associates, Inc., (1) offer for sale, sell, pledge, grant any option to purchase or otherwise dispose of (collectively, a “Disposition”) any common stock, options, warrants, performance units or other securities convertible into or exchangeable for common stock of the Company (the “Company Securities”) or any securities convertible into or exercisable or exchangeable for, or any rights to purchase or otherwise acquire, any Company Securities held or acquired after the date of the underwriting agreement, or that may be deemed to be beneficially owned by such director or executive officer (collectively, the “Lock-Up Shares”), pursuant to the rules and regulations promulgated under the Securities Act and Exchange Act, during the Lock-Up Period, (2) exercise or seek to exercise or effectuate in any manner any rights of any nature that he or she has or may have hereafter to require us to register under the Securities Act his or her sale, transfer or other disposition of any of the Lock-Up Shares, (3) otherwise participate as a selling security holder in any manner in any registration of Lock-Up Shares effected by us under the Securities Act, including under the registration statement to which this prospectus is a part of, during the Lock-Up Period, or (4) engage in any hedging, collar (whether or not for any consideration) or other transaction that is designed to or reasonably expected to lead or result in a Disposition of Lock-Up Shares during the Lock-Up Period, even if such Lock-Up Shares would be disposed of by someone other than such holder, and such prohibited hedging or other transactions would include any short sale or any purchase, sale or grant of any right (including any put or call option or reversal or cancellation thereof) with respect to any Lock-Up Shares or with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from Lock-Up Shares. The restrictions contained in the preceding sentence shall not apply to (A) any transfer of Lock-Up Shares to a family member or trust, (B) any bona fide gift, provided that in the case of any transfer, gift or other disposition pursuant to (A) or (B), the transferee, trust, donee or other recipient agrees to be bound in writing by the terms of the lock-up agreement prior to such transfer and no filing by any party (donor, donee, transferor or transferee) under the Exchange Act shall be required or shall be voluntarily made in connection with such transfer (other than required filings under Section 16(a) and Section 13(d) or 13(g) of the Exchange Act and any filings made after the expiration of Lock-Up Period), (C) any transfer of Lock-Up Shares by will or intestate succession, (D) any transfer of Lock-Up Shares solely to cover applicable withholding taxes due upon the vesting of stock-based awards under our equity compensation plans, (E) the conversion or exchange of convertible or exchangeable Company securities outstanding as of the date of the lock-up agreement, (F) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of Lock-Up Shares, or (G) the transfer of Lock-Up Shares pursuant to a trading plan established pursuant to Rule 10b5-1 under the Exchange Act prior to the date of the lock-up agreement.

Price Stabilization, Short Positions and Penalty Bids

Until this offering is completed, rules of the SEC may limit the ability of the underwriters and certain selling group members to bid for and purchase shares of our common stock. As an exception to these rules, the underwriters may engage in certain transactions that stabilize the price of our common stock. These transactions may include short sales, stabilizing transactions, purchases to cover positions created by short sales and passive market making. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the option to purchase additional shares. The underwriters can close out a covered short sale by exercising the option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the option to purchase additional shares. The underwriters may also sell shares in excess of the option to purchase additional shares, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the underwriters may bid for, and purchase, shares of common stock in the open market to stabilize the price of the common stock. The underwriting syndicate may also reclaim selling concessions allowed to an underwriter or a dealer for distributing the common stock in the offering, if the syndicate repurchases previously distributed common stock to cover syndicate short positions or to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock.

In connection with this transaction, the underwriters may engage in passive market making transactions in the common stock on The Nasdaq Global Market, prior to the pricing and completion of this offering. Passive market making is permitted by SEC Regulation M and consists of displaying bids on The Nasdaq Global Market no higher than the bid prices of independent market makers and making purchases at prices no higher than these independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker’s average daily trading volume in the common stock during a specified period and must be discontinued when such limit is reached. Passive market making may cause the price of the common stock to be higher than the price that otherwise would exist in the open market in the absence of such transactions.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the other underwriter a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of our common stock. As a result the price of our common stock may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities. If these activities are commenced, they may be discontinued by the underwriters without notice at any time. These transactions may be effected on The Nasdaq Global Market or otherwise.

Electronic Distribution

A prospectus supplement in electronic format may be made available on websites or through other online services maintained by the underwriters of the offering, or by their affiliates. Other than the prospectus supplement in electronic format, the information on the underwriters’ websites and any information contained in any other website maintained by the underwriters is not part of this prospectus supplement or the registration statement of which this prospectus supplement forms a part, has not been approved and/or endorsed by us or the underwriters in their capacity as underwriters and should not be relied upon by investors.

Listing

Our common stock is listed on The Nasdaq Global Market under the symbol “ORBC.”

Selling Restrictions

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of our common stock, or the possession, circulation or distribution of this prospectus supplement, the accompanying prospectus or any other material relating to us or our common stock in any jurisdiction where action for that purpose is required. Accordingly, our common stock may not be offered or sold, directly or indirectly, and none of this prospectus supplement, the accompanying prospectus or any other offering material or advertisements in connection with our common stock may be distributed or published, in or from any country or jurisdiction, except in compliance with any applicable rules and regulations of any such country or jurisdiction.

The underwriters may arrange to sell common stock offered hereby in certain jurisdictions outside the United States, either directly or through affiliates, where they are permitted to do so.

Affiliations

Each of the underwriters and their affiliates have provided, and may in the future provide, various investment banking, financial advisory and other financial services to us and our affiliates for which they have received, and in the future may receive, advisory or transaction fees, as applicable, plus out-of-pocket expenses of the nature and in amounts customary in the industry for these financial services. We expect to continue to use Raymond James & Associates, Inc. and Canaccord Genuity LLC and their respective affiliates for various services in the future.

LEGAL MATTERS

The validity of the securities offered by this prospectus supplement will be passed on for us by Winston & Strawn LLP, New York, New York. Certain legal matters in connection with this offering will be passed on for the underwriters by Mayer Brown LLP, New York, New York.

EXPERTS

The consolidated financial statements and schedule of ORBCOMM Inc. and subsidiaries as of December 31, 2017 and 2016, and for each of the three years in the period ended December 31, 2017, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2017 incorporated by reference in this prospectus supplement and accompanying prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accounting firm, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information, including the registration statement of which this prospectus is a part and exhibits to the registration statement, with the SEC. Our SEC filings are available to the public from the SEC’s web site at www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room in Washington, D.C. located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of any document we file at prescribed rates by writing to the Public Reference Section of the SEC at that address. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Information about us, including our SEC filings, is also available on our website at www.orbcomm.com. The information contained on and linked from our Internet site is not incorporated by reference into this prospectus supplement.

We are “incorporating by reference” in this prospectus supplement specified documents that we file with the SEC, which means:

•	incorporated documents are considered part of this prospectus supplement;

•	we are disclosing important information to you by referring you to those documents; and

•

information contained in documents that we file in the future with the SEC automatically will update and supersede earlier information contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus (any information so updated or superseded will not constitute a part of this prospectus supplement, except as so updated or superseded).

We incorporate by reference in this prospectus supplement the documents listed below and any documents that we file with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, after the date of this prospectus supplement and prior to the termination of the offering under this prospectus supplement:

•	Our Annual Report on Form 10-K for the year ended December 31, 2017;

•

Information in our Proxy Statement for the 2018 Annual Meeting of Shareholders filed on March 15, 2018 to the extent incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2017;

•	Our Current Report on Form 8-K filed on January 9, 2018; and

•

The description of our common stock contained in our Registration Statement on Form S-1 filed on April 27, 2007, as amended (Registration No. 333-142427), including any amendment or report that updates such description.

Notwithstanding the foregoing, we are not incorporating any document or information furnished and not filed in accordance with SEC rules. Upon written or oral request, we will provide you with a copy of any of the incorporated documents without charge (not including exhibits to the documents unless the exhibits are specifically incorporated by reference into the documents). You may submit such a request for this material to ORBCOMM Inc., 395 W. Passaic Street, Rochelle Park, New Jersey 07662, Attention: Investor Relations, (703) 433-6505.

PROSPECTUS

ORBCOMM Inc.

$200,000,000

Debt Securities

Common Stock

Preferred Stock

Warrants

Units

3,910,433 Shares of Common Stock

Offered by the Selling Stockholder

We may use this prospectus at any time or from time to time to offer, in one or more offerings, our debt securities, shares of our common stock, shares of our preferred stock, warrants to purchase our debt securities, common stock or preferred stock or units consisting of any combination of the foregoing securities. Any or all of the securities may be offered and sold separately or together. The debt securities and preferred stock may be convertible into or exchangeable or exercisable for other securities. In addition, the selling stockholder named in this prospectus or any prospectus supplement or other filing under the Securities Exchange Act of 1934, as amended, that is incorporated by reference into this prospectus may offer at any time or from time to time, in one or more offerings, up to 3,910,433 shares of our common stock. We will not receive any proceeds from sales of shares by the selling stockholder.

This prospectus describes the general terms of these securities and the general manner in which we and the selling stockholder will offer them. We and the selling stockholder will provide the specific terms of these securities, and the manner in which these securities will be offered, in supplements to this prospectus. The prospectus supplements may also add, update or change information contained in this prospectus. You should carefully read this prospectus and the applicable prospectus supplements before you invest.

We and the selling stockholder may sell these securities directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. For general information about the distribution of securities offered, please see “Plan of Distribution” in this prospectus. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering.

Our common stock is traded on The Nasdaq Global Market under the symbol “ORBC”.

Investing in these securities involves certain risks. See “Risk Factors” on page 7. You should carefully consider the risk factors described in this prospectus, in any applicable prospectus supplement and in the documents incorporated by reference in this prospectus or in any applicable prospectus supplement before you decide to purchase these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 14, 2015.

ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement that we have filed with the Securities and Exchange Commission, or the SEC. By using a shelf registration statement, we may sell, at any time and from time to time, in one or more offerings, our debt securities, shares of our common stock, shares of our preferred stock, warrants to purchase our debt securities, common stock or preferred stock or units consisting of any combination of the other securities described in this prospectus, up to a maximum aggregate offering price of $200,000,000. In addition, the selling stockholder may sell, at any time and from time to time, in one or more offerings, up to 3,910,433 shares of our common stock.

This prospectus provides you with a general description of the securities we or the selling stockholder may offer and the manner in which we or the selling stockholder may offer them. Each time we or the selling stockholder sell securities, we will provide a prospectus supplement that contains specific information about the terms of those securities and the manner in which they will be offered. The applicable prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and the applicable prospectus supplements together with the additional information described below under the headings “Where You Can Find More Information” and “Documents Incorporated by Reference”.

You should rely only on the information contained in or incorporated by reference in this prospectus and in any applicable prospectus supplement. In the event the information set forth in a prospectus supplement differs in any way from the information set forth in this prospectus, you should rely on the information set forth in the prospectus supplement. Neither we nor the selling stockholder have authorized anyone to provide you with different information and neither we nor the selling stockholder are making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date of the document or that the information we have filed and will file with the SEC that is incorporated by reference in this prospectus is accurate as of any date other than the filing date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since those dates.

References in this prospectus to “ORBCOMM”, “the company”, “we”, “us” and “our” are to ORBCOMM Inc. unless the context indicates otherwise. The term “you” refers to a prospective investor.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information, including the registration statement of which this prospectus is a part and exhibits to the registration statement, with the SEC. Our SEC filings are available to the public from the SEC’s web site at www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room in Washington, D.C. located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of any document we file at prescribed rates by writing to the Public Reference Section of the SEC at that address. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Information about us, including our SEC filings, is also available on our website at www.orbcomm.com. The information contained on and linked from our Internet site is not incorporated by reference into this prospectus.

We are “incorporating by reference” in this prospectus specified documents that we file with the SEC, which means:

•	incorporated documents are considered part of this prospectus;

•	we are disclosing important information to you by referring you to those documents; and

•	information contained in documents that we file in the future with the SEC automatically will update and supersede earlier information contained in or incorporated by reference in this prospectus or a prospectus supplement (any information so updated or superseded will not constitute a part of this prospectus, except as so updated or superseded).

We incorporate by reference in this prospectus the documents listed below and any documents that we file with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this prospectus and prior to the termination of the offering under this prospectus:

•	Our Annual Report on Form 10-K for the year ended December 31, 2014;

•	Amendment No. 1 to our Annual Report on Form 10-K/A for the year ended December 31, 2014;

•	Our Proxy Statement for the 2015 Annual Meeting of Shareholders filed on March 24, 2015;

•	Our Current Reports on Form 8-K filed on January 6, 2015; January 20, 2015; and April 1, 2015; and

•	The description of our common stock contained in our Registration Statement on Form S-1 filed on April 27, 2007, as amended (Registration No. 333-142427), including any amendment or report that updates such description.

Notwithstanding the foregoing, we are not incorporating any document or information furnished and not filed in accordance with SEC rules. Upon written or oral request, we will provide you with a copy of any of the incorporated documents without charge (not including exhibits to the documents unless the exhibits are specifically incorporated by reference into the documents). You may submit such a request for this material to ORBCOMM Inc., 395 W. Passaic Street, Rochelle Park, New Jersey 07662, Attention: Investor Relations, (703) 433-6505.

CAUTIONARY STATEMENT

This prospectus and the documents that are incorporated by reference in this prospectus that have been filed by us with the SEC may contain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to our plans, estimates, objectives and expectations for future events and other statements that are not historical facts. Such forward-looking statements, including those concerning our expectations and estimates, are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from the results, projected, expected or implied by the forward-looking statements, some of which are beyond our control, that may cause our actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include but are not limited to:

•	the costs and expenses associated with the acquisition of SkyWave Mobile Communications Inc. (“SkyWave”);

•	failure to successfully integrate SkyWave with our existing operations or failure to realize the expected benefits of the acquisition of SkyWave;

•	dependence of SkyWave’s business on its commercial relationship with Inmarsat plc and the services provided by Inmarsat plc, including the continued availability of Inmarsat plc’s satellites;

•	substantial losses we have incurred and may continue to incur;

•	demand for and market acceptance of our products and services and the applications developed by us and our resellers;

•	market acceptance and success of our Automatic Identification System business;

•	dependence on a few significant customers, including a concentration in Brazil for SkyWave, loss or decline or slowdown in the growth in business from key customers, such as Caterpillar Inc., Komatsu Ltd., Hitachi Construction Machinery Co., Ltd., Union Pacific Railroad and Maersk Lines, and other value-added resellers, or VARs, and international value-added resellers, or IVARs for ORBCOMM and Onixsat, Satlink and Sascar, and other value-added Solution Providers, or SPs, for SkyWave;

•	dependence on a few significant vendors or suppliers, loss or disruption or slowdown in the supply of products and services from key vendors, such as Inmarsat plc and Amplus Communication Pte Ltd.;

•	loss or decline or slowdown in growth in business of any of the specific industry sectors we serve, such as transportation, heavy equipment, fixed assets and maritime;

•	our potential future need for additional capital to execute on our growth strategy;

•	additional debt service acquired with or incurred in connection with existing or future business operations;

•	our acquisitions may expose us to additional risks, such as unexpected costs, contingent or other liabilities, or weaknesses in internal controls, and expose us to issues related to non-compliance with domestic and foreign laws, particularly regarding our acquisitions of businesses domiciled in foreign countries;

•	the terms of our credit agreement, under which we currently have borrowed $150 million could restrict our business activities or our ability to execute our strategic objectives or adversely affect our financial performance;

•	the inability to effect suitable investments, alliances and acquisitions or the failure to integrate and effectively operate the acquired businesses;

•	fluctuations in foreign currency exchange rates;

•	the inability of our subsidiaries, international resellers and licensees to develop markets outside the United States;

•	the inability to obtain or maintain the necessary regulatory authorizations, approvals or licenses, including those that must be obtained and maintained by third parties, for particular countries or to operate our satellites;

•	technological changes, pricing pressures and other competitive factors;

•	satellite construction and launch failures, delays and cost overruns of our next-generation satellites and launch vehicles;

•	in-orbit satellite failures or reduced performance of our existing satellites;

•	our inability to replenish or expand our satellite constellation;

•	the failure of our system or reductions in levels of service due to technological malfunctions or deficiencies or other events;

•	significant liabilities created by products we sell;

•	litigation proceedings;

•	inability to operate due to changes or restrictions in the political, legal, regulatory, government, administrative and economic conditions and developments in the United States and other countries and territories in which we provide our services;

•	ongoing global economic instability and uncertainty;

•	changes in our business strategy; and

•	the other risks described in our filings with the SEC.

We undertake no obligation to publicly revise any forward-looking statements or cautionary factors except as required by law. For more detail on these and other risks, please see “Risk Factors” in this prospectus and the various factors described in more detail in Part I, Item 1A. “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2014.

OUR COMPANY

We are a global provider of machine-to-machine (“M2M”) solutions, including network connectivity, devices and web reporting applications. These solutions enable optimal business efficiencies, increased asset efficiency, utilization, and substantially reduce asset write-offs helping industry leaders realize benefits on a world-wide basis. Our M2M products and services are designed to track, monitor and enhance security for a variety of assets, such as trailers, trucks, rail cars, intermodal containers, generators, fluid tanks, marine vessels, oil and gas wells, pipeline monitoring equipment, irrigation control systems, and utility meters, in the transportation & distribution, heavy equipment, oil & gas, maritime and government industries. Additionally, we provide Automatic Identification Service, or AIS, data services for vessel tracking and to improve maritime safety to government and commercial customers worldwide. We provide these services using multiple network platforms, including our own constellation of 30 low-Earth orbit satellites, comprised of 24 first generation satellites and six next-generation satellites placed into service in September 2014, one AIS microsatellite, and our accompanying ground infrastructure. We also offer customer solutions utilizing additional satellite and terrestrial-based cellular network service options that we obtain through service agreements we have entered into with mobile satellite providers Inmarsat plc (“Inmarsat”) and Globalstar, Inc., as well as several major cellular (Tier One) wireless carriers. Our satellite-based customer solution offerings use small, low power, mobile satellite subscriber communicators for remote asset connectivity, and our terrestrial-based solutions utilize cellular data modems with subscriber identity modules. Customer solutions provide access to data gathered over these systems through connections to other public or private networks, including the Internet. We are dedicated to providing the most versatile, leading-edge M2M solutions that enable our customers to maximize operational efficiency, increase asset utilization and achieve significant return on investment.

Customers benefiting from our network, products and solutions include original equipment manufacturers, or OEMs, such as Caterpillar, Komatsu, Doosan Infracore America, Hitachi, Hyundai Heavy Industries, Walmart and Volvo Construction Equipment; vertical market technology integrators known as value-added resellers (“VARs”) and international value-added resellers (“IVARs”), such as I.D. Systems, Inc., inthinc Technology Solutions Inc., and American Innovations, Ltd.; and leading refrigeration unit manufacturers, such as Carrier and Thermo King, and well-known brands such as Tropicana, Maersk Line, Prime Inc., C.R. England, FFE Transport, Inc., Target, Chiquita, Ryder, J.B. Hunt, Hapag-Lloyd, Golden State Foods, Martin-Brower and Canadian National Railways.

As part of our strategy to expand our global M2M technology platform and extend our presence into new geographies and industry verticals, we regularly evaluate organic investment, partnership, and acquisition opportunities. For example, we are making organic investments in our business to expand and enhance our satellite-based M2M communications network with the launch of our next-generation satellite constellation. Our acquisition strategy is focused on increasing the size of our addressable market by broadening our portfolio of solutions, increasing our worldwide sales and distribution reach, and continuing to strengthen our competitive positioning in key M2M market segments. In furtherance of such strategy, we have also completed eight acquisitions over the last four years including the recent acquisition of SkyWave in January 2015. Based in Ottawa, Canada, SkyWave provides end-to-end M2M solutions including devices, connectivity, and software applications to over 250,000 subscriber units in more than 75 countries worldwide. SkyWave has developed proprietary, patent-protected technology that enables advanced, satellite-based M2M solutions for customers with demanding anytime, anywhere communications requirements, including the next-generation IsatData Pro service that utilizes Inmarsat’s satellites. Inmarsat is the leading provider of global mobile satellite communications services. SkyWave has a strong relationship with Inmarsat as a result of SkyWave’s suite of unique M2M offerings, including those utilizing the IsatData Pro technology.

Our principal executive offices are located at 395 W. Passaic Street, Rochelle Park, New Jersey 07662, and our telephone number is (703) 433-6300. Our website is www.orbcomm.com and information contained on our website is not included as a part of, or incorporated by reference into, this prospectus.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus involves a high degree of risk. You should carefully consider the information included and incorporated by reference in this prospectus and the applicable prospectus supplement before you decide to purchase these securities, including the risk factors incorporated by reference from our Annual Report on Form 10-K for the year ended December 31, 2014, as updated by periodic and current reports that we file with the SEC after the date of this prospectus. Any of these risks could cause our actual results to vary materially from recent results or from anticipated future results or could materially and adversely affect our business, financial condition and results of operations. The occurrence of any of these risks might cause you to lose all or part of your investment in these securities. Please also refer to the section above entitled “Cautionary Statement”.

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement accompanying this prospectus, we anticipate that the net proceeds from the sale of the securities offered by us pursuant to this prospectus and any applicable prospectus supplement will be used for general corporate purposes, which may include, among other things, future acquisitions as part of our strategy to pursue grown opportunities, debt repayment, stock repurchases, working capital and/or capital expenditures. Net proceeds may be temporarily invested before use.

The selling stockholder will receive all of the net proceeds from the resale of their shares of our common stock pursuant to this prospectus and any applicable prospectus supplement. We will not receive any proceeds from the sales by the selling stockholder.

DILUTION

If required by SEC rules, we will set forth in a prospectus supplement the following information regarding any material dilution of the equity interests of investors purchasing securities in an offering under this prospectus:

•	the net tangible book value per share of our equity securities before and after the offering;

•	the amount of the increase in such net tangible book value per share attributable to the cash payments made by purchasers in the offering; and

•	the amount of the immediate dilution from the public offering price which will be absorbed by such purchasers.

CONSOLIDATED RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERENCE DIVIDENDS

The following table sets forth our consolidated ratio of earnings to combined fixed charges and preference dividends for each of the periods indicated.

	Fiscal Year Ended December 31,
	2014		2013	2012	2011	2010
Ratio of earnings to fixed charges	N/A	(1)	1.2	12.4	1.8	N/A	(1)
Ratio of earnings to combined fixed charges and preference security dividends	N/A	(2)	1.2	11.5	1.7	N/A	(2)

For purposes of this table: “Earnings” are defined as pre-tax income from continuing operations, adjusted for fixed charges, interest capitalized and income from noncontrolling interests of subsidiaries that have not incurred fixed charges. “Fixed charges” are defined as interest on borrowings (whether expensed or capitalized), including one-third of net rent expense, which is the portion deemed representative of the interest factor. “Preference Security Dividend” is defined as the amount of pre-tax earnings required to pay the dividends on our outstanding preferred stock.

(1)	The ratio coverage was less than 1:1 for fiscal years 2014 and 2010. The Company would have needed to generate additional pre-tax earnings of $8,989 and $1,632 to achieve coverage of 1:1 for fiscal years 2014 and 2010, respectively.

(2)	The ratio coverage was less than 1:1 for fiscal years 2014 and 2010. The Company would have needed to generate additional pre-tax earnings of $9,026 and $1,632 to achieve coverage of 1:1 for fiscal years 2014 and 2010, respectively.

DESCRIPTION OF DEBT SECURITIES

We may issue the debt securities offered by this prospectus under an indenture to be entered into between us and a trustee to be selected by us. We have summarized certain provisions of this indenture below. The summary is not complete and is qualified in its entirety by reference to the indenture. The form of indenture is filed as an exhibit to the registration statement for these securities that we have filed with the SEC. If we elect to issue debt securities under another indenture, we will describe certain provisions of that indenture in a prospectus supplement.

When we offer to sell a particular series of debt securities, we will describe the specific terms of the securities in a prospectus supplement.

We encourage you to carefully read the summary below, the applicable prospectus supplements and the indenture.

General

Our indenture provides that we may issue debt securities in one or more series and does not limit the amount of debt securities that may be issued. The debt securities may be senior debt securities or subordinate debt securities. We will include in a supplement to this prospectus the specific terms of debt securities being offered, if any, on which debt securities may be convertible into or exchangeable for common stock or other debt securities. Unless we indicate otherwise in the applicable prospectus supplement, the debt securities will be our direct unsecured obligations. Any debt securities designated as senior will rank equally with any of our other senior and unsubordinated debt. Any debt securities designated as subordinated will be subordinate and junior in right of payment to any senior indebtedness. There may be subordinated debt securities that are senior or junior to other series of subordinated debt securities. We may also issue additional amounts of a series of debt securities without the consent of the holders of that series.

The applicable prospectus supplement will describe the terms of any series of debt securities being offered, including the following:

•	the title and principal amount of the series and whether the series will be senior debt securities or subordinate debt securities;

•	if other than U.S. dollars, the currency or currencies in which the debt securities are denominated or payable and the manner for determining the equivalent amount in U.S. dollars;

•	the date or dates on which the principal (and any premium) will be payable, or the method for determining these date(s);

•	the interest rate or rates, or the method of determining the rate or rates, at which the debt securities will bear interest;

•	the date or dates from which interest will accrue and the date or dates on which interest will be payable;

•	the place or places where payments will be made;

•	any provisions for redemption of the debt securities at our option;

•	any provisions that would obligate us to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder;

•	the portion of the principal amount that will be payable upon acceleration of stated maturity, if other than the entire principal amount;

•	whether we will issue the debt securities in the form of global securities, the depositary for global securities and provisions for depository arrangements and other applicable terms;

•	whether we will pay any additional amounts on the debt securities in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities rather than pay those additional amounts;

•	any provision that would determine payments on the debt securities by reference to an index;

•	the person to whom we will pay any interest, if other than the record holder on the applicable record date;

•	the manner in which any interest payable on any temporary global security will be paid on an interest payment date;

•	any changes in or additions to the events of default or covenants contained in the indenture;

•	any defeasance or covenant defeasance provisions;

•	any conversion or exchange features of the debt securities;

•	whether the debt securities are senior or subordinated and the terms of subordination applicable to any series of subordinated debt securities;

•	the identity of the trustee, authenticating agent, security registrar and/or paying agent, if other than the trustee;

•	whether the debt securities will be secured or unsecured and the terms of any security arrangements; and

•	any other terms of the debt securities (which will not conflict with the terms of the indenture).

We may sell the debt securities, including original issue discount securities, at a substantial discount below their stated principal amount. If there are any material special U.S. federal income tax considerations or other material special considerations applicable to debt securities we sell at an original issue discount, we will describe them in the applicable prospectus supplement. In addition, we will describe in the applicable prospectus supplement any material special U.S. federal income tax considerations and any other material special considerations for any debt securities we sell which are denominated in a currency or currency unit other than U.S. dollars.

Form and Denominations

Unless we indicate otherwise in the applicable prospectus supplement, debt securities issued as registered securities will be denominated in U.S. dollars in multiples of $1,000. The indenture provides that we may issue debt securities in global form and in any denomination. Please see “—Global Securities” below.

Registration, Transfer and Exchange

A holder may exchange registered debt securities for other registered debt securities of the same series, in authorized denominations and with the same principal amount and terms. Debt securities may be exchanged, and a transfer of registered debt securities may be registered, at the office of the security registrar. We may also designate a transfer agent for this purpose for any series of debt securities. No service charge will be made for any exchange or transfer, but payment of any taxes or other governmental charges will be required. We may change the place for exchange and registration of transfer, and may rescind any designation of a transfer agent, at any time. If debt securities of a series are issuable in registered form, we will be required to maintain a transfer agent in each place of payment for that series. We may at any time designate additional transfer agents with respect to any series of debt securities.

If debt securities of a particular series are to be redeemed, we will not be required to issue, exchange or register the transfer of:

•	any debt securities of that series, during a period beginning 15 days before selection of debt securities to be redeemed and ending at the close of business on the day the redemption notice is mailed; or

•	any registered debt security selected for redemption, except the unredeemed portion of any debt security being redeemed in part.

Global Securities

We may issue one or more series of the debt securities in the form of global securities that will be deposited with a depositary. This means that we will not issue certificates to each holder of debt securities of that series. Instead, one or more global securities will be issued to the depositary, which will keep a computerized record of its participants (for example, your broker) whose clients have purchased these debt securities. The participant will then keep a record of its clients who purchased these debt securities.

Beneficial interests in global securities will be shown on, and transfers of those interests will be made only through, records maintained by the depositary and its participants. We will make payments on the debt securities represented by a global security only to the depositary, as the registered holder of these debt securities. All payments to the participants are the responsibility of the depositary, and all payments to the beneficial holders of the debt securities are the responsibility of the participants.

Certificates for the debt securities of the series in question may be issued to beneficial holders in some circumstances, including termination of the depositary arrangements by us or the depositary.

If debt securities are to be issued as global securities, the prospectus supplement will name the depositary and will describe the depository arrangements and other applicable terms.

Payment and Paying Agents

Unless otherwise indicated in the applicable prospectus supplement, payments for registered debt securities will be made at the office of the trustee in New York, New York. However, we may choose instead to pay principal by check to the registered owner against surrender of the debt securities or to pay interest on registered debt securities by (i) check mailed to the address of the registered owner or (ii) transfer to an account located in the United States maintained by the registered owner. Unless otherwise indicated in the applicable prospectus supplement, each interest payment on registered debt securities will be made to the person in whose name the debt security is registered at the close of business on the regular record date for the interest payment.

We may from time to time designate additional offices or agencies for payment with respect to any debt securities, approve a change in the location of any such office or agency and, except as provided above, rescind the designation of any such office or agency.

Payments on any debt securities that are payable in a currency other than dollars may be made in dollars in certain circumstances when that currency is no longer used. The prospectus supplement for any such debt securities will describe the circumstances in which this will occur.

Any moneys we deposit with the trustee or paying agent for the payment of principal (or premium, if any) or interest, if any, on any debt security that remains unclaimed at the end of two years after the payment is due and payable will be repaid to us upon our request. Thereafter, the holder of the debt security will look only to us for that payment.

Covenants

Any covenants pertaining to a series of debt securities will be set forth in a prospectus supplement relating to such series of debt securities. Except for covenants applicable to debt securities as described in the applicable prospectus supplement, there are no covenants or other provisions contained in the indenture that may afford holders of debt securities protection if there is a leveraged buyout or other highly leveraged transaction involving us.

Consolidation, Merger and Sale of Assets

We may consolidate with or merge into any other corporation, or convey or transfer our properties and assets substantially as an entirety to any other entity, so long as certain specified conditions are met, including:

•	the corporation surviving the merger or consolidation, or which acquires the assets, is organized under the laws of the United States, or any state of the United States, and expressly assumes our obligations under the indenture; and

•	after giving effect to the transaction, there is no event of default under the indenture (as defined below) or event which, after notice or lapse of time or both, would become an event of default.

The successor corporation formed by the consolidation or merger, or to which the conveyance or transfer is made, shall succeed to and be substituted for us under the indenture and thereafter we will be relieved of all obligations and covenants under the indenture, the debt securities.

Covenant Defeasance

The prospectus supplement will state whether the indenture’s covenant defeasance provisions apply to the series of debt securities being offered. If these provisions apply, (i) we may omit to comply with certain covenants and (ii) the noncompliance will not be deemed to be an event of default under the indenture and the debt securities, if we irrevocably deposit with the trustee, in trust, sufficient money or U.S. government securities to pay the principal of (and premium, if any), interest, if any, and any other sums payable on the debt securities when due. We must also deliver to the trustee an opinion of counsel to the effect that the holders of the debt securities will not recognize income, gain or loss for federal income tax purposes as a result of the deposit and defeasance of certain obligations and will be subject to the same federal income tax consequences as if the deposit, defeasance and discharge had not occurred. Our obligations under the indenture and debt securities, other than with respect to the relieved covenants referred to above, and the events of default, other than the relieved event of default referred to above, will remain in full force and effect.

Modification of Indenture and Waiver of Certain Covenants

Without the consent of the holders of the debt securities of each series affected, we and the trustee may execute a supplemental indenture for limited purposes, including adding to our covenants or events of default, curing ambiguities, appointing a successor trustee and other changes that do not adversely affect the rights of a holder of debt securities.

With the consent of the holders of a majority in principal amount of the outstanding debt securities of each series affected, we and the trustee may also execute a supplemental indenture to change the indenture or modify the rights of the holders of debt securities of any series. However, the consent of the holder of each outstanding debt security affected is required for execution of a supplemental indenture that would (i) change the maturity of principal or interest, if any, on any debt security, reduce the amount of any principal, premium or interest payment, change the currency in which any debt security is payable or impair the right to bring suit to enforce any payment rights, or (ii) reduce the percentage of holders of debt securities of the series whose consent is required to authorize the supplemental indenture.

The holders of a majority of the outstanding principal amount of the debt securities of any series may waive our compliance with certain covenants in the indenture with respect to that series.

The indenture contains provisions for determining whether the holders of the requisite percentage of outstanding principal amount of a series of debt securities have given any request, demand, authorization, direction, notice, consent or waiver, in cases where debt securities were issued at a discount, or where the principal amount was denominated in a foreign currency. In addition, for these purposes, debt securities owned by us or our affiliates are deemed not to be outstanding.

Defaults and Certain Rights on Default

An “event of default” with respect to any series of debt securities is defined in the indenture as any of the following events:

•	failure to pay any interest on the debt securities of the series for 30 days after it is due;

•	failure to pay principal of (and premium, if any, on) the debt securities of the series when due, whether at maturity, upon acceleration or upon redemption;

•	failure to perform any other covenant in the indenture for 90 days after notice;

•	certain events of bankruptcy, insolvency, receivership or reorganization relating to us; or

•	any other event of default made applicable to a particular series of debt securities and described in the applicable prospectus supplement for that series.

An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series. We are required to deliver to the trustee annually a written statement as to the fulfillment of our obligations under the indenture.

If an event of default for any series of debt securities occurs and continues, the trustee or the holders of at least 25% of the outstanding principal amount of the debt securities of the series may declare the principal amount of all the debt securities of the series to be immediately due and payable. The declaration may, under certain circumstances, be rescinded by the holders of a majority of the outstanding principal amount of the debt securities of the series.

Other than its duties in case of an event of default, the trustee is not obligated to exercise any of its rights or powers under the indenture at the request of any of the holders of debt securities, unless the holders offer to the trustee reasonable security or indemnity. If they provide this reasonable security or indemnity, subject to certain limitations described in the indenture, the holders of a majority of the outstanding principal amount of the debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. The holders of a majority of the outstanding principal amount of the debt securities of any series may waive any past default with respect to debt securities of the series except a default in payment on any of the debt securities of the series or a default with respect to a covenant that cannot be modified without the consent of the holder of each debt security affected.

Conversion Rights

If applicable, the terms of debt securities of any series that is convertible into or exchangeable for our common stock or other securities or property will be described in an applicable prospectus supplement. These terms will describe whether conversion or exchange is mandatory, at the option of the holder or at our option. These terms may include provisions pursuant to which the number of shares of our common stock or other securities or property to be received by the holders of debt securities would be subject to adjustment.

Governing Law

The indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock, as amended or superseded by any applicable prospectus supplement, includes a summary of certain provisions of our restated certificate of incorporation and our amended bylaws. This description is subject to the detailed provisions of, and is qualified by reference to, our restated certificate of incorporation and our amended bylaws, copies of which have been incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

We are authorized to issue (1) 250,000,000 shares of common stock, with a par value of $0.001 per share, of which 70,224,544 shares were outstanding as of March 2, 2015 and (2) 50,000,000 shares of preferred stock, with a par value of $0.001 per share, of which 1,000,000 shares are designated as Series A convertible preferred stock and 91,875 shares were outstanding as of March 2, 2015. The authorized shares of our common stock and preferred stock are available for issuance without further action by our stockholders, unless the action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. If the approval of our stockholders is not so required, our board of directors may determine not to seek stockholder approval.

Certain of the provisions described below could have the effect of discouraging transactions that might lead to a change of control of us. These provisions:

•	establish a classified board of directors whereby our directors are divided into three classes, nearly equal in number as possible, and elected for staggered three-year terms in office so that only a portion of our directors stand for election in any one year;

•	require stockholders to provide advance notice of any stockholder nominations of directors or any proposal of new business to be considered at any meeting of stockholders;

•	require a supermajority vote to remove a director or to amend or repeal certain provisions of our restated certificate of incorporation; and

•	preclude stockholders from amending our bylaws or calling a special meeting of stockholders.

Common Stock

Dividends. Holders of common stock are entitled to such dividends as may be declared by our board of directors out of funds legally available therefor. Dividends may not be paid on common stock unless all accrued dividends on preferred stock, if any, have been paid or set aside. In the event of our liquidation, dissolution or winding-up, the holders of common stock will be entitled to share pro rata in the assets remaining after payment to creditors and after payment of the liquidation preference plus any unpaid dividends to holders of any outstanding preferred stock.

Voting. Each holder of common stock is entitled to one vote for each such share outstanding in the holder’s name. No holder of common stock is entitled to cumulate votes in voting for directors.

Other Rights. Our restated certificate of incorporation provides that, unless otherwise determined by our board of directors, no holder of shares of common stock will have any right to purchase or subscribe for any stock of any class that we may issue or sell.

Preferred Stock

General. Our restated certificate of incorporation permits us to issue up to 50,000,000 shares of our preferred stock in one or more series and with rights and preferences that may be fixed or designated by our board of directors without any further action by our stockholders. The designations and the relative rights, preferences and limitations of the preferred stock of each series will be fixed by an amendment to our restated certificate of incorporation relating to each series adopted by our board, including:

•	the maximum number of shares in the series and the distinctive designation;

•	the terms on which dividends, if any, will be paid;

•	the terms on which the shares may be redeemed, if at all, including any restrictions on the repurchase or redemption of such shares by us while there is an arrearage in the payment of dividends or sinking fund installments if applicable;

•	the terms of any sinking fund for the purchase or redemption of the shares of the series;

•	the amounts payable on shares in the event of liquidation, dissolution or winding up;

•	the terms and conditions, if any, on which the shares of the series shall be convertible into our shares of any other class or series or any other securities of ours or of any other corporation;

•	the restrictions on the issuance of shares of the same series or any other class or series; and

•	the voting rights, if any, of the shares of the series.

Although our board of directors has no intention at the present time of doing so, it could issue a series of preferred stock that could, depending on the terms of the series, impede the completion of a merger, tender offer or other takeover attempt.

Series A Convertible Preferred Stock

General. Our Certificate of Designation of Series A Convertible Preferred Stock authorizes us to issue up to 1,000,000 shares designated as “Series A Convertible Preferred Stock”. Holders of Series A convertible preferred stock are entitled, in preference to holders of common stock, to such dividends as the board of directors may declare out of funds legally available for the purpose and payments upon our dissolution, liquidation and winding-up of ORBCOMM.

Dividends. Holders of the Series A convertible preferred stock are entitled to receive a cumulative 4% dividend annually (calculated on the basis of the redemption price of $10.00 per share) payable quarterly in additional shares of the Series A convertible preferred stock.

Conversion. Shares of the Series A convertible preferred stock are convertible into 1.66611 shares of common stock: (1) at the option of the holder at any time or (2) at our option beginning six months from the issuance date and if the average closing market price for our common stock for the preceding twenty consecutive trading days equals or exceeds $11.20 per share.

Voting. Each share of the Series A convertible preferred stock is entitled to one vote for each share of common stock into which the preferred stock is convertible.

Liquidation. In the event of any liquidation, sale or merger of ORBCOMM, the holders of the Series A convertible preferred stock are entitled to receive prior to and in preference over the common stock, an amount equal to $10.00 per share plus unpaid dividends.

Redemption. The Series A convertible preferred stock may be redeemed by us for an amount equal to the issuance price of $10.00 per share plus all unpaid dividends at any time after two years from the issuance date.

No Sinking Fund. The shares of the Series A convertible preferred stock will not be entitled to benefit of any sinking or purchase fund to be applied to the redemption to purchase of such stock.

Other. The affirmative vote or written consent of the holders of at least two-thirds (2/3) of the aggregate number of shares at the time outstanding of the Series A convertible preferred stock is required for us to authorize, create or increase any capital stock ranking equal or prior to the Series A convertible preferred stock as to dividends or liquidation rights, or change any of the powers, preferences or rights given to the Series A convertible preferred stock to adversely affect it.

Certain Provisions in our Restated Certificate of Incorporation and Amended Bylaws

Our restated certificate of incorporation and amended bylaws contain various provisions intended to (1) promote the stability of our stockholder base and (2) render more difficult certain unsolicited or hostile attempts to take us over which could disrupt us, divert the attention of our directors, officers and employees and adversely affect the independence and integrity of our business.

Classified Board of Directors. Pursuant to our restated certificate of incorporation and amended bylaws the number of directors is fixed by our board of directors. Other than directors elected by the holders of any series of preferred stock or any other series or class of stock except common stock, our directors are divided into three classes. Each class consists as nearly as possible of one third of the directors. Directors elected by stockholders at an annual meeting of stockholders will be elected by a plurality of all votes cast. The terms of office of the three classes of director will expire, respectively, at our annual meetings in 2015, 2016 and 2017. The term of the successors of each such class of directors will expire three years from the year of election.

Removal of Directors; Vacancies. Under Delaware law, unless otherwise provided in our restated certificate of incorporation, directors serving on a classified board of directors may be removed by the stockholders only for cause. Our restated certificate of incorporation provides that directors may be removed only for cause upon the affirmative vote of holders of 75% of the voting power of all the then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.

Our restated certificate of incorporation provides that any vacancy created by removal of a director shall be filled by a majority of the remaining members of the board of directors even though such majority may be less than a quorum.

Special Meetings; Written Consent. Our restated certificate of incorporation and amended bylaws provide that a special meeting of stockholders may be called only by a resolution adopted by a majority of the entire board of directors. Stockholders are not permitted to call, or to require that the board of directors call, a special meeting of stockholders. Moreover, the business permitted to be conducted at any special meeting of stockholders will be limited to the business brought before the meeting pursuant to the notice of the meeting given by us. In addition, our amended and restated certificate provides that any action taken by our stockholders must be effected at an annual or special meeting of stockholders and may not be taken by written consent instead of a meeting. Our amended bylaws establish an advance notice procedure for stockholders to nominate candidates for election as directors or to bring other business before meetings of our stockholders.

Our restated certificate of incorporation provides that the affirmative vote of at least 66-2/3 % of the voting power of all of our outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class, would be required to amend or repeal the provisions of our restated certificate of incorporation with respect to:

•	the election of directors;

•	the right to call a special meeting of stockholders;

•	the right to act by written consent;

•	amending our restated certificate of incorporation or amended bylaws; or

•	the right to adopt any provision inconsistent with the preceding provisions.

In addition, our restated certificate of incorporation provides that our board of directors may make, alter, amend and repeal our amended bylaws and that the amendment or repeal by stockholders of any of our amended bylaws would require the affirmative vote of at least 66-2/3% of the voting power described above, voting together as a single class.

Delaware Takeover Statute

We are subject to Section 203 of the Delaware General Corporation Law, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any “business combination” (as defined below) with any “interested stockholder” (as defined below) for a period of three years following the date that such stockholder became an interested stockholder, unless: (1) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (2) on consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (3) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 of the Delaware General Corporation Law defines “business combination” to include: (1) any merger or consolidation involving the corporation and the interested stockholder; (2) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder; (3) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (4) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (5) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

The foregoing summary is qualified in its entirety by the provisions of our restated certificate of incorporation and amended bylaws, copies of which have been filed with the SEC.

Transfer Agent and Registrar

Computershare is the transfer agent and registrar for our common stock and our Class A convertible preferred stock. The transfer agent for any other series of preferred stock that we may offer under this prospectus will be named and described in the prospectus supplement for that series.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of common stock, preferred stock and/or debt securities in one or more series. We may issue warrants independently or together with common stock, preferred stock and/or debt securities, and the warrants may be attached to or separate from these securities. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. The terms of any warrants offered under a prospectus supplement may differ from the terms described below.

The following summaries of material provisions of the warrants and the warrant agreements are subject to, and qualified in their entirety by the provisions of the warrant agreement that we will enter into with a warrant agent we select at the time of issue. We urge you to read the applicable prospectus supplements related to the particular series of warrants that we may offer under this prospectus, as well as any related free writing prospectuses, and the complete warrant agreements and warrant certificates that contain the terms of the warrants.

General

We may issue warrants evidenced by warrant certificates under the warrant agreement by means of a prospectus supplement which will describe the terms of the warrants, including:

•	the price or prices at which warrants will be issued, if any;

•	the principal amount of debt securities or the number of shares of common or preferred stock purchasable upon exercise of one warrant and the initial price at which the principal amount of debt securities or shares, as applicable, may be purchased upon exercise;

•	in the case of debt warrants, the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of the warrants;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with the underlying securities;

•	in the case of preferred stock warrants, if applicable, the designation and terms of the preferred stock purchasable upon exercise of the preferred stock warrants;

•	if applicable, the date on and after which the warrants and the related securities will be separately transferable;

•	the dates on which the right to exercise the warrants begins and expires;

•	if necessary, certain material United States federal income tax consequences;

•	call provisions, if any;

•	whether the warrants represented by the warrant certificates will be issued in registered or bearer form;

•	information with respect to book-entry procedures, if any;

•	the currency or currencies in which the offering price and exercise price are payable;

•	the identity of the warrant agent for the warrants; and

•	if applicable, the antidilution provisions of the warrants.

Rights as Holders of Debt Securities

Debt warrant holders, as such, will not have any of the rights of holders of debt securities, except to the extent that the consent of debt warrant holders may be required for certain modifications of the terms of an indenture or form of the debt security, as the case may be, and the series of debt securities issuable upon exercise of the debt warrants. In addition, debt warrant holders will not be entitled to payments of principal of and interest, if any, on the debt securities.

No Rights as Stockholders

Holders of stock warrants, as such, will not be entitled to vote, to consent, to receive dividends or to receive notice as stockholders with respect to any meeting of stockholders, or to exercise any rights whatsoever as our stockholders.

DESCRIPTION OF UNITS

We may issue, in one or more series, units consisting of common stock, preferred stock, debt securities and/or warrants for the purchase of common stock, preferred stock and/or debt securities in any combination. While the terms we have summarized below will apply generally to any units that we may offer under this prospectus, we will describe the particular terms of any series of units in more detail in the applicable prospectus supplement. The terms of any units offered under a prospectus supplement may differ from the terms described below.

The following summaries of material terms and provisions of the units are subject to, and qualified in their entirety by reference to, all the provisions of the unit agreement and any supplemental agreements applicable to a particular series of units. We urge you to read the applicable prospectus supplements related to the particular series of units that we may offer under this prospectus, as well as any related free writing prospectuses and the complete unit agreement and any supplemental agreements that contain the terms of the units.

General

Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

If we issue units, the applicable prospectus supplement will describe the terms of the series of units being offered, including:

•	the title of any series of units;

•	identification and description of the separate constituent securities comprising the units;

•	the price or prices at which the units will be issued;

•	the date, if any, on and after which the constituent securities comprising the units will be separately transferable;

•	information with respect to any book-entry procedures;

•	a discussion of certain federal income tax considerations applicable to the units; and

•	any other terms of the units and their constituent securities.

The provisions described in this section, as well as those described under “Description of Capital Stock,” “Description of Debt Securities” and “Description of Warrants” will apply to each unit and to any common stock, preferred stock, debt security or warrant included in each unit, respectively.

SELLING STOCKHOLDER(S)

This prospectus also relates to the possible resale of up to 3,910,433 shares of our common stock currently owned by CalPERS Corporate Partners, LLC that were issued in private placements in connection with financings which occurred prior to our initial public offering.

The following table sets forth information, as of March 2, 2015, with respect to the selling stockholder(s) and the shares of our common stock beneficially owned by the selling stockholder(s) that may be offered pursuant to this prospectus. The information is based on information provided by or on behalf of the selling stockholder(s). The selling stockholder(s) may offer all, some or none of the shares of our common stock. Because the selling stockholder(s) may offer all or some portion of the shares of our common stock, we cannot estimate the amount of our common stock that will be held by the selling stockholder(s) upon termination of any of these sales. In addition, the selling stockholder(s) identified below may have sold, transferred or otherwise disposed of all or a portion of their shares of our common stock since the date on which they provided the information regarding their shares in transactions exempt from the registration requirements of the Securities Act. The selling stockholder(s) beneficially owns 5.6% of our common stock based on approximately 70,224,544 shares of common stock outstanding on March 2, 2015.

Selling Stockholder	Shares Owned Prior to the Offering	Shares Offered in the Offering	Shares Owned After the Offering
	Common Stock	Common Stock	Common Stock	% of Common Stock
CalPERS Corporate Partners, LLC(1)	3,910,433	3,910,433	—	—

(1)	The manager of CalPERS Corporate Partners, LLC is KMCP Advisors II LLC. Timothy Kelleher, a director of the Company, is a Managing Partner of KMCP Advisors II LLC.

Information about other selling stockholder(s), where applicable, who offer securities under the registration statement of which this prospectus is a part will be set forth in the prospectus supplements, post-effective amendments and/or filings we make with the SEC under the Exchange Act that are incorporated herein by reference. The prospectus supplement for any offering by the selling stockholder(s) of shares of common stock will include the following information to the extent not already provided herein:

•	the name of each participating selling stockholder;

•	the nature of any position, office or other material relationship which the selling stockholder(s) has had within the past three years with us or any of our predecessors or affiliates;

•	the number of shares of common stock held by each selling stockholder prior to the offering;

•	the number of shares of common stock to be offered for the account of the selling stockholder(s); and

•	the number and, if applicable, the percentage of shares of common stock held by the selling stockholder(s) after the offering.

The selling stockholder(s) may not sell any shares of our common stock pursuant to this prospectus until we have identified the shares being offered for resale by such selling stockholder(s) in a subsequent prospectus supplement. The selling stockholder(s), however, may sell or transfer all or a portion of their shares of our common stock pursuant to any available exemption from the registration requirements of the Securities Act.

PLAN OF DISTRIBUTION

We or the selling stockholder may sell the securities offered by this prospectus from time to time in one or more transactions, including without limitation:

•	to or through underwriters, brokers or dealers;

•	directly to purchasers or to a single purchaser;

•	through agents; or

•	through a combination of any of these methods.

The applicable prospectus supplement will set forth the terms of the offering of the securities covered by this prospectus, including:

•	the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them;

•	any delayed delivery arrangements;

•	the public offering price or purchase price of the securities and the proceeds to us from the sale of the securities and any discounts, commissions or concessions allowed or reallowed or paid to underwriters, dealers or agents; and

•	any securities exchanges on which the securities may be listed.

The offer and sale of the securities described in this prospectus by us, the selling stockholder, underwriters or the third parties described above may be effected from time to time in one or more transactions, including privately negotiated transactions, either:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices relating to such prevailing market prices; or

•	at negotiated prices.

Offerings of our equity securities under this prospectus may also be made into an existing trading market for the securities in transactions at other than a fixed price, either:

•	on or through the facilities of any national securities exchange or quotation service on which the securities may be listed, quoted or traded at the time of sale; or

•	to or through a market maker otherwise than on the exchanges or quotation or trading services.

The at-the-market offerings, if any, will be conducted by underwriters, dealers or agents acting as principal or agent for us, who may also be third-party sellers of securities as described above.

Any public offering price and any discounts, commissions, concessions or other items constituting compensation allowed or reallowed or paid to underwriters, dealers or agents may be changed from time to time. Underwriters, dealers or agents that participate in the distribution of the offered securities may be “underwriters” as defined in the Securities Act. Any discounts or commissions they receive from us or the selling stockholder and any profits they receive on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify any underwriters, dealers or agents and describe their commissions, fees or discounts in the applicable prospectus supplement.

Any selling stockholder will act independently of us in making the decision with regards to the timing, manner and size of each sale of shares of common stock covered by this prospectus.

Sales through Underwriters or Dealers

Underwriters or the third parties described above may offer and sell the offered securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions described above. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities unless otherwise specified in the applicable prospectus supplement in connection with any particular offering of securities.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include short sales, over-allotment and stabilizing transactions and purchases to cover positions created by short sales. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

Some or all of the securities that we offer through this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we sell the offered securities for public offering and sale may make a market in those securities, but they will not be obligated to do so and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities that we offer.

We or the selling stockholder may sell some or all of the securities covered by this prospectus through:

•	purchases by a dealer, as principal, who may then resell those securities to the public for its account at varying prices determined by the dealer at the time of resale;

•	block trades in which a dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction; or

•	ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers.

Direct Sales and Sales through Agents

We or the selling stockholder may sell the securities directly. Direct sales to investors may be accomplished through subscription offerings or through subscription rights distributed to our stockholders. In connection with subscription offerings or the distribution of subscription rights to stockholders, if all of the underlying offered securities are not subscribed for, we may sell such unsubscribed offered securities to third parties directly and, in addition, whether or not all of the underlying offered securities are subscribed for, we may concurrently offer additional offered securities to third parties directly.

If indicated in an applicable prospectus supplement, we or the selling stockholder may sell the securities through agents from time to time, which agents may be affiliated with us or the selling stockholder. The applicable prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we or the selling stockholder pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment, unless otherwise specified in the applicable prospectus supplement.

Indemnification; Other Relationships

Agents, underwriters and other third parties described above may be entitled to indemnification by us or the selling stockholder against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents, underwriters and such other third parties may be customers of, engage in transactions with, or perform services for us or the selling stockholder in the ordinary course of business.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed on for us by Chadbourne & Parke LLP, New York, New York. If legal matters in connection with offerings of securities made pursuant to this prospectus are passed up on by counsel for underwriters, dealers or agents, if any, such counsel will be named in the prospectus supplement related to such offering.

EXPERTS

The consolidated financial statements and schedule of ORBCOMM Inc. and subsidiaries as of December 31, 2014 and 2013, and for each of the years in the three-year period ended December 31, 2014, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2014 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The financial statements of SkyWave Mobile Communications Inc. as of December 31, 2014 and 2013 and for each of the years in the three-year period ended December 31, 2014 have been incorporated by reference herein and have been audited by Deloitte LLP, independent auditors, as indicated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

3,000,000 Shares

Common Stock

PRELIMINARY PROSPECTUS SUPPLEMENT

RAYMOND JAMES	CANACCORD GENUITY

                , 2018